Exhibit 99.01

Worthington Energy Amends Recent CEO Announcement

SAN FRANCISCO, CA--(Marketwire -04/26/12)- Worthington Energy, Inc. (OTC.BB: WGAS.OB - News) ("Worthington"), an energy turnaround company engaged in the acquisition, exploration, development and drilling of oil and natural gas properties, today amends the Company’s April 17, 2012 press release announcing the appointment of Mr. Anthony (Tony) Mason as President and Chief Executive Officer of Worthington Energy.

In the April 17th announcement, the dates for Mr. Mason’s appointment as President and as CEO of Worthington were incorrect.  Effective today, April 26, 2012, Mr. Mason has been named President and Chief Executive Officer of Worthington Energy, Inc.

About Worthington
Worthington (f/k/a Paxton Energy, Inc.) engages in the acquisition, exploration, development and drilling of oil and natural gas properties. Worthington is an energy turnaround company whose strategy is to acquire cash flow producing properties with proved and probable reserves, develop the fields by reworking existing wells and drilling new wells. Worthington was founded in 2004 and is based in San Francisco, CA. More information can be found on Worthington Energy, Inc. by visiting the company's website at http://wenergyinc.com.

Cautionary Note to U.S. Investors
Effective January 1, 2010, the United States Securities and Exchange Commission (SEC) now permits oil and gas companies, in their filings with the SEC, to disclose not only "proved" reserves (i.e., quantities of oil and gas that are estimated to be recoverable with a high degree of confidence), but also "probable" reserves (i.e., quantities of oil and gas that are as likely as not to be recovered) as well as "possible" reserves (i.e., additional quantities of oil and gas that might be recovered, but with a lower probability than probable reserves). As noted above, statements of reserves are only estimates and may not correspond to the ultimate quantities of oil and gas recovered. Any reserve estimates provided in this press release that are not specifically designated as being estimates of proved reserves may include estimated reserves not necessarily calculated in accordance with, or contemplated by, the SEC's latest reserve reporting guidelines. Investors are urged to consider closely the disclosure in Worthington's Annual Report on Form 10-K available from Worthington at 220 Montgomery St., #1094, San Francisco, CA 94104 (Investor Relations). You can also obtain this report from the SEC by calling 1-800-SEC-0330 or from the SEC's website at www.sec.gov.

Safe Harbor
Statements about Worthington's future expectations and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. Worthington intends that such forward-looking statements be subject to the safe harbors created thereby. The above information contains information relating to Worthington that is based on the beliefs of Worthington and/or its management as well as assumptions made by and information currently available to Worthington or its management. Worthington does not undertake any responsibility to update the forward-looking statements contained in this release.

Contact
Surety Financial Group, LLC
410-833-0078

Source: Worthington Energy, Inc